Exhibit 99.1

March 28, 2018

Mr. Maurice Tousson

Chairman of the Board

DavidsTea Inc.

5430 Ferrier

Mount-Royal, Quebec H4P 1M2

Dear Maurice:

We are writing to you in response to Rainy Day Investments’ (“RDI”) recent proposal of a slate of nominees to be elected at the 2018 annual general meeting of DavidsTea Inc. (“DTEA”), and RDI’s related press releases. RDI is the largest shareholder of DTEA and, as such, its interests deserve representation on DTEA’s board of directors (the “Board”). However, as the holders of approximately 37% of DTEA’s outstanding shares, we have serious concerns with RDI’s current approach and proposal.

We believe it is important to recognize that, until his recent resignation, Herschel Segal, RDI’s President, has at all times been an active member of the Board and, through his influence as a director and significant shareholder, he has exerted considerable influence over DTEA’s board composition, management and strategic direction. While he is within his rights to express concerns with DTEA’s financial performance and seek change, we believe it is disingenuous for him to disregard his role in bringing the company to where it is today and present himself as the only shareholder whose views and experience should be considered in assembling DTEA’s Board.

The Board must continue to represent the interests of all shareholders, not just those of DTEA’s largest shareholder. As such, it is not in the best interests of DTEA or its shareholders that Mr. Segal be allowed to reconstitute the Board with his handpicked nominees, particularly without any consultation with the Board or other shareholders.

All nominees must be properly evaluated to ensure that the Board will include individuals having the necessary skills, including in particular a sufficient number of independent directors having the financial literacy required to serve on the audit committee of a public company. Several of the proposed nominees do not appear to have appropriate qualifications for serving on the board of directors of a public company engaged in a turn-around or strategic review. In addition there are significant concerns regarding the independence of the proposed slate, with Mr. Segal proposing himself as Chair and several of the nominees not being truly independent of RDI and Mr. Segal. These concerns must be satisfactorily addressed.

In its recent press releases, RDI has indicated that it is unwilling to sell any of its interest in DTEA and is not currently interested in acquiring any of the shares it does not currently own. While this is not entirely consistent with RDI’s earlier indications, we accept its statement that it is now focused on a “turn-around, for the benefit of all shareholders”. However, these broad statements of intent have not been supported by any details or indications of how Mr. Segal’s current vision differs from his prior strategic guidance. Currently, there is no apparent clarity, substance or consistency to RDI’s plan, no indication of how it differs from DTEA’s current plans, and no explanation of how RDI’s proposed board nominees are suited to lead a turn-around. The only detail provided is RDI’s confirmation that DTEA’s strategic options are limited by the fact that RDI will not participate in any effort to sell the company.

Despite this lack of information, in its March 23, 2018 press release, RDI stated that its nominees are prepared to start serving as directors immediately and urged the Board to “accelerate an orderly transition to [RDI’s] slate of nominees.” RDI seems to take for granted that it would ultimately be successful in this endeavor. We are not prepared to simply accept RDI’s nominees and believe that there are a sufficient number of other shareholders that would hold similar views. Even if RDI was successful, we do not believe that it would be in the best interests of the company for the current board to accelerate the appointment of Mr. Segal’s hand-picked nominees. In addition to the concern that not all shareholders are fairly represented under the RDI proposal, the RDI proposal also lacks a clear explanation of their proposed plan for the company, including the future executive leadership structure, any intentions for Herschel Segal to be personally involved in the day to day operations of the business and planned changes to business strategy.

RDI should work with DTEA and its other significant shareholders to agree on a slate of nominees that satisfies its concerns, while ensuring effective representation of the interests of all shareholders. Consequently, we ask that DTEA communicate these legitimate procedural and substantive concerns to RDI and Mr. Segal and offer to engage in a collaborative process to develop a slate of nominees for DTEA’s upcoming annual general meeting. This approach will save DTEA and all other parties from unnecessary expense and disruption.

Sincerely,

PORCHLIGHT EQUITY MANAGEMENT, LLC, as
Manager to each of HIGHLAND CONSUMER FUND I, LP; HIGHLAND CONSUMER FUND I-B, LP and HIGHLAND CONSUMER ENTREPRENEURS FUND I LP

By:	/s/ Peter F. Cornetta
Name:	Peter F. Cornetta
Title:	Senior Managing Director

TDM ASSET MANAGEMENT PTY LTD.

By:	/s/ Ben Gisz
Name:	Ben Gisz
Title:	Partner

EDGEPOINT WEALTH MANAGEMENT, INC.

By:	/s/ George Droulias
Name:	George Droulias
Title:	Partner